Exhibit 99.2

Cambium Learning Group, Inc.

First Quarter 2017 Earnings Conference Call

May 4, 2017

Cambium Learning Group, Inc. – First Quarter 2017 Earnings Conference Call, May 4, 2017

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C O R P O R A T E P A R T I C I P A N T S

Scott McWhorter, General Counsel and Corporate Secretary

John Campbell, Chief Executive Officer

Barbara Benson, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Neil Weiner, Foxhill Capital Partners

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen, and welcome to Cambium Learning Group Inc’s First Quarter 2017 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will be given at that time. If anyone should require assistance during the conference, you may press star, then zero, on your touchtone telephone. As a reminder, this conference is being recorded.

I would now like to turn the call over to Scott McWhorter, General Counsel and Corporate Secretary. Please go ahead.

Scott McWhorter:

Thank you, and welcome, everyone, to Cambium Learning Group’s First Quarter 2017 Earnings Conference Call. I’m Scott McWhorter, Cambium’s General Counsel. With me today are John Campbell, Cambium Learning’s Chief Executive Officer, and Barbara Benson, Chief Financial Officer.

Statements made on this call, including those during the question-and-answer session, may contain forward-looking statements that are subject to risks and uncertainties. Please refer to the Safe Harbor statement included in today’s press release, as well as Cambium Learning Group’s periodic filings with the SEC for a complete discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed today.

We will be discussing certain non-GAAP financial results including EBITDA, Adjusted EBITDA, and Cash Income. The press release and Form 10-Q issued earlier today contain a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures.

Because of the high percentage of amortization expense, deferred revenue, and other non-cash, non-operational items in our reported GAAP income, we report these non-GAAP measures as key performance metrics. Management believes these metrics help portray the underlying trajectory of the business and give you a view of operations from Management’s perspective since these are the metrics used internally to assess performance.

Now, it is my pleasure to turn the call over to John Campbell.

Cambium Learning Group, Inc. – First Quarter 2017 Earnings Conference Call, May 4, 2017

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John Campbell:

Thanks, Scott. Good morning, everyone, and thank you for joining us today. The first quarter of any year is our seasonally lowest volume period and Cash Income in this period is always negative, so we’re careful not to extrapolate trends. Having said that, Bookings of our higher-margin technology-enabled solutions represented 75% of first quarter 2017 Bookings mix compared with 57% a year-ago and grew 18% in dollars. Further, the greater resilience of our emerging business model kept our historical first quarter Cash Income loss flat with last year, despite total Bookings decreasing 10%. Coupled with a lower interest burden from our 2016 debt pay downs, we drove net income growth from a year-ago loss. This is a good start for the year.

Let’s look at our segments’ performance. Learning A-Z, the standard bearer of our digitally-enabled solutions strategy, grew Bookings 21% in the first quarter in what was a great quarter for the segment.

Most of the year-over-year increase came from the flagship Raz-Plus product, but Science A-Z where we completed a redesign early last year, also showed impressive growth in the first quarter of 2017.

We believe education will continue to shift more to a blended model and Learning A-Z offers the perfect resources to ensure teachers and students have easy access to developmentally-appropriate content in multiple formats. In fact, as we noted on last quarter’s call, Learning A-Z hit an internal milestone this year with students completing more than 5 billion digital and mobile activities since we start measuring in 2005.

In 2017 at Learning A-Z, we’re continuing to execute our product development, marketing, and sales plans, as we make selected investments in growth to drive penetration of schools and districts. Recently, Learning A-Z was again lauded as being one of the best places to work in Arizona and we’re very proud of that so that we can continue to recruit more great people to join our talented employees. With its differentiated literacy solutions that save teachers’ time and money, and a well-tuned strategy for 2017, Learning A-Z is off to a great start for the year.

Let’s move now to ExploreLearning. This segment grew Bookings 11% in the first quarter which is impressive after very strong growth in the first quarter 2016. We expect continued strong momentum with Gizmos. We’ve seen strong sales growth in Gizmos since the upgrade to HTML5 was completed in early 2016 which enabled Gizmos to work on Chromebooks.

We recently added new exciting Gizmos on tablets including solving algebraic equations, Big Bang Theory, Chemical Reactions, Carbon Cycle, Weathering, and Melting Points. As our Gizmos’s library expands, we provide educators ever more opportunities for rich inquiry and exploration in their classrooms to support student success in STEM with rigorous new academic standards.

Reflex has enjoyed strong growth since its launch as more districts discover how effective and engaging this product is for students working on math fact fluency. We’re confident in ExploreLearning having a great 2017.

At Voyager Sopris Learning, first quarter Bookings declined 40% for the quarter. Timing certainly played a part in the slow start to the year as there are several customers who made purchases in the first quarter 2016 that we expect to make purchases later this year.

While we’re frustrated to start off the year on this note at Voyager Sopris, we are encouraged by the level of activity building up to a stronger Q3. Our Voyager Sopris Learning team is marching towards the seasonally important part for the year. So, our focus right now is on sales presentations and calls, customer trials and pilots, and building pipeline.

Cambium Learning Group, Inc. – First Quarter 2017 Earnings Conference Call, May 4, 2017

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Activity for LANGUAGE! Live in particular is encouraging. This product did perform well in the first quarter, up over 60% but on small numbers. We had a lot of success with Voyager Sopris, Language Essentials for Teachers of Reading and Spelling or LETRS, which provides the deep foundational knowledge necessary for teachers to understand how students learn to read, write, and spell, and why some of them struggle.

A report issued in April by the Institute of Education Sciences prepared by the Regional Education Laboratory of Florida State University showed that in target schools in Mississippi, the average rating of quality of instruction increased from the 31st percentile to the 58th percentile. The average rating of student engagement increased from the 37th percentile to the 53rd percentile, and the average rating of teaching competencies increased from the 30th percentile to 44th percentile.

Teachers who had not yet participated in the letters program by the end of the study had lower measures of instructional quality, student engagement, and teacher competencies than teachers who had completed the program.

We’re very pleased that LETRS was able to provide such positive results for the Mississippi Department of Education and thrilled to have a report such as this, to help districts and Boards of Education throughout the country understand how effective this program can be. We’re in discussions with leaders in other states who want this kind of progress to be replicated in their states and districts.

Our suite of technology-enabled products is aimed directly at the market’s needs for digital solutions that offer quality intervention, and are proven to work. Because LANGUAGE! Live and Velocity continue to receive positive response from teachers and learners, we’re confident that the strategic trajectory we’re on is the correct one.

Again, this is the promise of educational technology and this is the promise of Cambium Learning and we aim to fulfill that promise.

I would be remiss if I did not mention that our solutions continue to be recognized for excellence. We won 35 awards in 2016 and to-date this year, we’ve won 15 awards. We took home 14 Best Educational Software or BESSIE awards. The BESSIE awards target innovative and content rich programs and websites that provide parents and teachers with a technology to foster educational excellence. We won more than any other education software company. Learning A-Z alone took home 11 of these awards.

In March, we were honored to have ExploreLearning Gizmos to be recognized as the Best Supplemental Resource for Science by the Association of American Publishers 2017 REVERE Awards for education innovation. This Award recognizes exemplary learning resources for preK-12 students, educators and administrators, as well adult learners. Each entry was rigorously evaluated with feedback from both professional educators and product developers.

In terms of our expectations for the full year, we continue to expect Bookings for our higher-margin technology-enabled solutions to approach 80% of our volume and we expect our two 100% technology subscription businesses, Learning A-Z and ExploreLearning, to continue to grow in double digits.

We expect to significantly slow the topline decline at Voyager Sopris Learning as strategic growth products grow and the legacy products diminish in the mix, and we’ve begun the year on strong executional footings, making selected investments in growth and building our sales pipeline as we move towards the important back-to-school season.

In closing, Cambium Learning’s mission is to leverage technology, to create solutions that are personalized, adaptive, scalable, and designed to achieve results in the classroom. These solutions are demanded by

Cambium Learning Group, Inc. – First Quarter 2017 Earnings Conference Call, May 4, 2017

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teachers, students and parents, and we’re excellently positioned to deliver them. We function from our core principals which are: that every learner has untapped potential; the teacher is the foundation of education and must be supported; and data, instruction, and practice drive improvement. Our aim is to help every child, every learner, to reach his or her full potential.

Now I’ll turn the call over to Barbara for a review of the financials in more detail on our outlook. Barbara?

Barbara Benson:

Thanks, John, and good morning, everyone. To frame the quarter, as John mentioned, our business is highly seasonal and the first quarter is our smallest. Q1 has represented only 13% to 14% of full year Bookings for the past several years. Our Bookings will ramp up through the year to peak in the third quarter, the period in which we generate the vast majority of our Bookings and income for a given year. Because of this, first quarter results should not be considered necessarily indicative of full year results or trending.

With that said, let’s walk through the Q1 numbers starting with Bookings. Both the Learning A-Z and ExploreLearning segments had double-digit growth in the first quarter of 2017 compared to the first quarter of 2016. Bookings for the Learning A-Z segment were $9.9 million in the first quarter of 2017, up $1.7 million or 21% compared to the first quarter of 2016.

We acknowledge that first quarter 2016 gave us a fairly soft comparable period due to the heavy early renewals in late 2015 but we’re pleased to see the year start off at Learning A-Z with such good momentum. We expect Learning A-Z to have full year 2017 Bookings growth over prior year of at least 15%.

Bookings for the ExploreLearning segment were $2.9 million in the first quarter of 2017, up $0.3 million or 11% compared to the first quarter of 2016 with a continuation of the strong growth momentum in both the Gizmos and Reflex product lines. We were especially pleased with the growth considering that there was $0.5 million Booking in the first quarter of 2016 that was already renewed in fourth quarter 2016. We expect ExploreLearning to have full year 2017 Bookings growth over prior year of at least 15%.

Bookings for the Voyager Sopris Learning segment were $6.3 million in the first quarter of 2017, down $4.2 million or 40% compared to the first quarter of 2016. Voyager Sopris Learning’s technology-enabled products did show some growth in the quarter, $0.2 million or 10% primarily from LANGUAGE! Live. These are small dollars in Q1 but we did see good LANGUAGE! Live trending and activity so far this year.

The Bookings decline was generated by the legacy print-based product lines which were down 48%. As John mentioned, Voyager Sopris Learning’s first quarter results were also impacted by timing with several customers who made purchases in the first quarter of 2016 and who we expect to make 2017 purchases, but later in the year.

Considering the momentum that we see on our newer strategic products offset by the expected ongoing decline in our legacy print-based products, we expect Voyager Sopris Learning Bookings for full year 2017 will be somewhere between flat with 2016 levels at the high side, to single-digit percentage declines compared to 2016, on the low end. Most of the momentum we see now will translate into sales around the start of the new school year in August and September.

Combined company-wide Bookings were $19.1 million in the first quarter of 2017, down 10% compared to the first quarter of 2016. First quarter 2017 Bookings mix by segment was: 52% Learning A-Z, 15% ExploreLearning, and 33% Voyager Sopris Learning.

Cambium Learning Group, Inc. – First Quarter 2017 Earnings Conference Call, May 4, 2017

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Overall, technology-enabled products made up 75% of the first quarter 2017 Bookings mix compared to 57% in the first quarter of 2016. Our full year goal for 2017 is to achieve approximately 80% of our mix from technology-enabled products.

GAAP net revenues for first quarter 2017 grew $2.3 million or 7% to $36 million. A large portion of GAAP revenues for the first quarter represents the recognition tail of prior year Bookings. Costs and expenses, excluding depreciation and amortization, were flattish - down around 1% - quarter-over-quarter with the benefit of last year’s cost right-sizing activities at Voyager Sopris Learning offset by planned investments in development, marketing and sales at Learning A-Z and ExploreLearning to support full year growth at those segments.

Adjusted EBITDA grew $2.6 million or 40% quarter-over-quarter and EBITDA margin grew from 19% to 25%, with the impact of the GAAP revenue growth combined with the flattish costs and expenses. Additionally, our higher-margin segments Learning A-Z and ExploreLearning comprised 69% of net revenues for the first quarter of 2017 compared to 63% of net revenues for the first quarter of 2016. Adjusted EBITDA margin for the full year 2017 is expected to be roughly consistent with the full year 2016 margin of 28%.
Capital expenditures were $4.5 million in first quarter of 2017, lower than first quarter of 2016 by approximately $0.5 million. The decline was driven by Voyager Sopris Learning which had high first quarter 2016 expenditures due to the work on Velocity. We continue to expect full year 2017 cap ex to be roughly the same as 2016.

Cash Income was consistent quarter-over-quarter at a $10.8 million loss with lower overall Bookings and the planned investments in our growing product lines offset by the benefits of last year’s cost right-sizing activities at Voyager Sopris Learning, lower capital expenditures, and a higher portion as a topline mix coming from our higher-margin segments. It is normal for us to operate with a Cash Income loss in the first quarter due to seasonality. We expect full year 2017 Cash Income margins to grow between one and three percentage points compared to 2016 depending on topline growth.

Interest expense was $1.2 million in Q1 2017 compared to $1.8 million in Q1 2016, lower as a result of the scheduled and voluntary principal payments made in 2016. With the operational improvement and the lower interest expense, we were able to report much improved net income of $2.5 million in the first quarter of 2017 compared to a net loss of $0.1 million in the first quarter of 2016.

Moving on to the balance sheet. Cash and cash equivalents at March 31 was $4.6 million. During the first quarter of 2017, we paid $1.8 million of scheduled amortization payments and ended the quarter with $74.4 million outstanding on our term loans. In line with our historical seasonal pattern, we expect to use cash in the first half of the year and generate cash in the third and fourth quarters. Our revolving credit facility continues to serve us well with the seasonal cash pattern. We borrowed $11 million on the revolver in the first quarter of 2017 and we’ve borrowed an additional $3 million to-date in the second quarter.

Cash used in operations was $5 million in Q1 2017 compared to $8.3 million in Q1 2016 with first quarter 2017 cash flow benefited by lower incentive compensation payments, the return of cash from a certificate of deposit that was collateralizing a letter of credit, and lower cash interest payments due to the declining principal amount of debt.

In summary, we had solid results in the first quarter of 2017 and our 2017 outlook has not changed from the guidance we provided at the year end call in March. With that, I’d like to move on to our Q&A session.

Operator:

Ladies and gentlemen, at this time, if you have a question, please press star then one on your touchtone telephone. Once again, if you have a question at this time, please press star then one on your touchtone

Cambium Learning Group, Inc. – First Quarter 2017 Earnings Conference Call, May 4, 2017

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telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Our first question comes from the line of Neil Weiner with Fox Hill Capital Partners. Your line is now open.

Neil Weiner:

Good morning, John and Barbara. A good quarter. A couple of questions here. In Voyager, in terms of the Bookings decline, I know it’s a very small portion in the first quarter, but would you say part of that issue was-is your planned obsolescence of existing products that you’re trying to phase out? Or was it all products just didn’t have any Bookings?

John Campbell:

I’ll comment first. I think really, it’s difficult to make too much of any kind of assumption about a quarter that is generally 12% to 14% of our sales. So, things move in and out for timing reasons more than any other. To answer your question on terms of-I don’t think it’s really related to our plan of product obsolescence. I think it’s more related to timing. We’ve seen a lot of opportunities that we had planned for Q1 move to Q3 and I think that’s the biggest cause but at the same time, I’ll open it to Barbara to give any further comments.

Barbara Benson:

Yes, and Neil just to give some idea of the magnitude of timing. We had really three customers that made up about $2.8 million in the first quarter year-over-year Bookings decline. These are customers that we expect to make purchases later in the year, but obviously, we won’t know the ultimate year-over-year impact until those purchases are complete and whether they’re ultimately at the same amount or more or less than in prior year.

So, timing certainly is always impactful to us looking at a single quarter and especially in Q1 on small numbers. You know as far as the Legacy print-based products, they were down 48% and we do expect declines in those throughout the whole year although, you know certainly not at 48% levels. So, I think John’s right, more timing for Q1.

Neil Weiner:

Same with the Voyager, in terms of Velocity, what have you seen? I know it’s the first quarter but in terms of activity versus kind of in late last year, I know you launched it in the second half of last year but what are you seeing in terms of activity and pipeline in Velocity?

John Campbell:

Yes, I think what we’re seeing mostly to be honest with you is a lot pilots. People are signing up to try it with actual kids and I think that’s really where Velocity is right now. So, I think as the year grows, some of those pilots will turn into sales particularly in Q3. But I think the biggest thing right now is that’s a pretty innovative product. In fact, I’d argue it’s our most innovative product in all of Cambium.

So, it takes a little while I think for the marketplace to understand exactly what it is and as we do that, we’re getting more and more pilots. So that’s mostly what we’re seeing, lots of pilots, presentations, being in front of people and we expect some of that to turn into sales in Q3.

Whereas LANGUAGE! Live which has been out for a couple of years now, has really tremendous momentum now, up 60% in the first quarter on small numbers but I expect it to be up all year long.

Cambium Learning Group, Inc. – First Quarter 2017 Earnings Conference Call, May 4, 2017

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So, it’s a story of two different products; one, that really just came out and the other that’s been out for a couple of years and the market now, understands it and demands it.

Neil Weiner:

So, would you say it’s going to take a year or two for Velocity to get to the same level in terms of momentum as LANGUAGE! Live?

John Campbell:

Yes, to be honest I would say it’s going to take some time.

Neil Weiner:

Okay and then I see cap ex is going to be same as last year. Can you just layout in each of the segments what is expected in terms of either upgrades or product offerings for the remainder of the year. I mean you can just give it in a general sense.

John Campbell:

I’ll give you a general sense and if you need more detail, Barbara can supply that. On a general sense, Learning A-Z’s focus really is to improve the products that we already have. We already have eight products and there’s a lot there.

So we have a quite a lot of investment in development in terms of the products that we already have out there. Things like improving rostering, improving the reports. There’s so many items that you know now that we’re in roughly 18% of the classrooms with those products, a lot of demand for improvement. So that’s really where we’re going to focus on at Learning A-Z.

At ExploreLearning, we really have three areas that we’re spending development resources on. One is as I mentioned in the notes, all additional Gizmos we’re adding including, we’re going to be adding quite a few additional algebra Gizmos which I think is important. Then we also have Reflex which has had great success so far always more to do on it, more gains, more reporting.

Reporting is obviously a very important thing to all districts now to show not only effectiveness but also to help the teacher know where to intervene and when to intervene. Finally, we have a third product that’ll come out late in 2018, at ExploreLearning on the Reflex platform. So, there’s development ongoing all the time on that so we can come out with it late in 2018.

Then at Voyager Sopris Learning, we’re really focused on a handful of products; primarily those that are digitally enabled. So, you’ll see continued enhancement to both LANGUAGE! Live and Velocity as well as the digital enhancements to some of the other products. So that’s the overall. I don’t know if Barbara, you wanted to add anything to that.

Barbara Benson:

No. Other than just to say directionally as far as cap ex dollars go, as I mentioned we do expect those to remain pretty flat with 2016 with the segment makeup of that being: Learning A-Z, cap ex growing approximately in-line with their topline growth; ExploreLearning, kicking it up just a bit in 2017 in preparation for the releases of that new product in late 2018; and then reductions at Voyager Sopris Learning because there was such a high amount of development to get Velocity out the door last year although they will continue to improve upon that product this year.

Cambium Learning Group, Inc. – First Quarter 2017 Earnings Conference Call, May 4, 2017

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Neil Weiner:

So just a follow up to that, is kind of the level of cap ex kind of you look out three to five years that you need to keep all the product lines fresh and being at the forefront of EdTech in both LAZ, EL and what you’re doing in Velocity and LANGUAGE! Live or are we still in an elevated state?

John Campbell:

Yes, I’ll answer it generally and Barbara will follow up. The reality is, with all of these products that are digitally-enabled products, there are essentially new releases every month. So, it is our belief and our intention to continue to develop these releases every month so that we always win and that’s what we’ve seen as you know, taking a look at for instance Learning A-Z over the last 14 years. We’ve invested in it every month, every quarter, every year, and as the result as have had growth for 14 years. I think that’s what’s necessary for these digitally-enabled products. Barbara, you want to say anything else?

Barbara Benson:

Yes. Just generally over a longer-term horizon we would expect to see cap ex growth every year but reducing as a percentage of Bookings. Certainly, in any given year if there was a new product development or some opportunity that we see for higher investment, we would pursue that but generally over time, that’s what we’d expect to see. We have a bit of the unique opportunity in 2017 to keep it flat because we did have a heightened cap ex number last year at Voyager Sopris Learning.

Neil Weiner:

Got you and then John, I know you know it’s been like Waiting for Godot for Voyager to cross that line to get positive Bookings but are you-how confident are you this year that this is zenith of the-this is the crossover and that it’s going to get-we should get positive Bookings growth after this year?

John Campbell:

Yes, a very good question and I understand it and appreciate it. I think what’s different now is we have a really great team at Voyager Sopris Learning now. We just had operations meeting yesterday going over the pipeline for Q3 in quite some detail. We had a lot of pipeline for Q3 and Q3 as you know often is roughly anywhere from 45% to 50% of the year. So Q3 is a really big deal for any of these education businesses and certainly Voyager Sopris Learning.

So, what I’m most interested in to answer your question is really LANGUAGE! Live. LANGUAGE! Live has been out there. It’s a great product. We’ve beaten Read180 head-to-head in a number of places and so this is the time that I expect to see success with LANGUAGE! Live in Q3, and that’s really what we have to learn from.

So, when you say when we’re to hit that intersection, when we see growth, when we see a turnaround, we’re really looking at Q3 and the success that we hope to have from that from the pipeline that we have in our system.

Barbara Benson:

I would just add to that. I mean certainly a return to Bookings growth will be welcome but we’ve also been really pleased with the strategic progress that we’ve made in transitioning that segment to technology-enabled solutions and just a reminder of sort of how that progressed. We had 23% of Bookings from

Cambium Learning Group, Inc. – First Quarter 2017 Earnings Conference Call, May 4, 2017

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technology-enabled solutions back in 2013 and that grew to 30% last year and we expect to see almost 40% this year. So, certainly that’s been good to see even in light of Bookings declines.

Neil Weiner:

Got you. Okay. I’ll get back in line. Thank you.

Operator:

As a reminder, ladies and gentlemen, if you have a question, please press star then one on your touchtone telephone. That’s star then one.

I am showing no further questions, so that’s it. I’d like to turn the conference back over to Management for closing remarks.

John Campbell:

Thanks again to everyone for joining us on our call today. We will be presenting at the ASU GSV Summit next week and at the Needham Emerging Technology Conference in mid-May and look forward to reporting our second quarter results in our next call. Have a great day and thank you.

Operator:

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone have a wonderful day.